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                         [Hunton & Williams Letterhead]

File Number: 53048.000002
                                                     Direct Dial: (804) 788-8200

                                                                     EXHIBIT 5.1

                                December 2, 1997


Union Planters Mortgage Finance Corp.
7130 Goodlett Farms Parkway
Cordova, Tennessee  38018

Dear Sirs:

         We have acted as counsel to Union Planters Mortgage Finance Corp., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed sale by the Company of Mortgage Pass-Through Certificates and/or Collateralized Mortgage Bonds, issuable by separate trusts from time to time in one or more series (the "Securities"). In this capacity, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, and such other materials as we have deemed necessary to the issuance of this opinion. Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Registration Statement.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware.

         2. When each pooling and servicing agreement, indenture or trust agreement (each, an "Agreement"), as the case may be, has been duly authorized by all necessary corporate action and has been duly executed and delivered by the parties thereto, it will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general


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principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

         3. When the Securities have been duly authorized for sale by all necessary action (corporate and other), and when the Securities have been duly issued, executed and authenticated in accordance with the provisions of the related Agreement and delivered to and paid for by the purchasers thereof, (a) the Bonds will be legally and validly issued, and the holders of the Bonds will be entitled to the benefits provided by the Agreement pursuant to which such Bonds were issued; and (b) the Certificates will be legally and validly issued for adequate consideration, the holders of the Certificates will be entitled to the benefits provided by the Agreement pursuant to which such Certificates were issued, and no Certificateholder will be subject to any further assessment in respect of the purchase price for the Certificates.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                      Very truly yours,

                                                      /s/ Hunton & Williams